Exhibit 99.2

2Q CONFERENCE CALL SCRIPT

JULY 29, 2004

JKM COMMENTS

Good morning and welcome to Chesapeake Corporation's second quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman, president and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the company. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2004. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

THJ COMMENTS

Thanks Joel, and good morning everyone.

Earlier today we reported our results for the quarter.

I recognize that we have a number of first time Chesapeake investors on this call as a result of our recent equity offering, so I want to put our results in historical context for those new to the company.

In the mid-90's Chesapeake was a mid-sized integrated paper and forest products company and, like many in the paper industry, finding it increasingly difficult to earn our cost of capital and generate free cash flow in an industry plagued by overcapacity, high capital intensity and high cyclicality.

We embarked on a 5 year strategic transformation of the company to exit these commodity paper and forest products businesses and stake-out the high ground by becoming a leader in specialty packaging. Our goal was straightforward: to build long-term defensible businesses that provide consistent free cash flow, are not subject to wild cyclical swings and are lower in capital intensity, avoiding large cash calls for capital. Thus, we set our sights on higher growth, difficult to serve end- use markets which require exceptional service and supply chain solutions or strong brand positioning and product differentiation. We're providing product offerings that include paperboard and plastic packaging, leaflets and labels to our customers.

Geographically, we targeted Europe first, due to the opportunity that existed, pre-Euro, to acquire leading paperboard and plastic converters and forge the first true Pan-European supplier to our key market customers. With that accomplished and our leadership position solidified in Europe, we're now evaluating strategic growth opportunities in North America and emerging markets, as well as continued bolt-on acquisitions in Europe.

So, as you look at this year's results, you're now looking at a pure packaging company. Also recognize that although we are much less cyclical, we are highly seasonal, with the vast majority of our earnings coming in quarters 3 and 4 due to the seasonal demand patterns of our customers.

Looking at the second quarter, we're seeing very good performance from our pharmaceutical and plastics businesses. Late in Q2 volumes in our international and branded sector began to snap back following the declines we saw last year. Our two new German plants came on line successfully in the first half of this year and, although the startup expenses and added depreciation were a drag on paperboard's first half performance, these plants are now poised to take advantage of our seasonally strong second half.

When you look through the moving parts and the one-time expenses related to our early debt redemption, we expect our year-over-year results from continuing operations to show solid earnings growth and strong cash generation.

Now you'll hear from Andy Kohut, our chief financial officer, on the details of our operating results and on the financial actions that have strengthened our balance sheet and further improved our free cash flow. Then, I'll come back and make a few comments on the remainder of the year's outlook.

AJK COMMENTS

Thanks Tom, and good morning everyone.

We had break-even results from continuing operations for the second quarter of 2004. Before we get into the numbers, I would like to review three items that affect the comparability of the results quarter-over-quarter. (1) During the second quarter of 2004 we used part of the proceeds from our recent common stock offering to repurchase 40 million pounds Sterling principal amount of our 10-3/8% senior subordinated notes. The costs of redeeming this high coupon debt early totaled $8.4 million (or $5.4 million after taxes), which included a purchase premium of approximately 10 percent and the write-off of deferred financing fees. (2) Our income taxes benefited by about $3.4 million due to favorable settlements of routine tax audits and a change in the statutory tax rate in Belgium in the second quarter of 2004. (3) Our second quarter 2003 results benefited from the gain on the settlement of environmental indemnity obligations, which was $7.7 million after taxes. Note also that we completed the liquidation of our Land Development segment at the end of the first quarter of 2004, so that segment is presented as a discontinued operation for both the current year and the prior year. Discontinued operations generated about $600,000 of after-tax income in the second quarter of last year.

In summary, taking reported net income and adjusting for the significant events of the debt extinguishment and the indemnification settlement, net income from continuing operations increased due to favorable tax settlements and reduced interest expense.

EBIT from continuing operations for the second quarter of 2004 was $11.2 million compared to $11.8 million for the second quarter of 2003, excluding the previously mentioned gain on settlement of environmental obligations in 2003. EBIT for the Paperboard Packaging segment for the second quarter of 2004 includes an increase in depreciation expense of $2.0 million over 2003 resulting primarily from the investment in new German facilities. Changes in foreign currency translation rates continue to have a favorable impact on our earnings.

Now I'd like to review segment performance starting with our larger business segment -- Paperboard Packaging.

Second quarter sales of $197.8 million were up 11% compared to sales for the second quarter of last year. Excluding the impact of favorable foreign currency exchange rates, net sales for the Paperboard Packaging segment for the second quarter of 2004 were up about 2% compared to last year. The increase in net sales was primarily due to increased sales volume in the pharmaceutical sector. Within the pharmaceutical sectors, the increase in net sales spanned most of our operations. The international and branded and food and household sector also had increased sales for the quarter when compared to prior year, while sales in the tobacco sector declined. The decline in the tobacco sector is primarily due to reduced shipments to Asian markets in 2004, compared with 2003 which saw increased volume as customers needed new packaging for compliance with the European Union tobacco health warnings.

The Paperboard Packaging segment's EBIT for the second quarter was $11.1 million, down 17% compared to $13.4 million in the second quarter of 2003. Without the impact of favorable foreign currency exchange rates, EBIT for the second quarter of 2004 was down about 24% compared to the prior year. The decrease in EBIT for the second quarter was primarily due to increased depreciation of $2.0 million and reduced sales volume in the tobacco sector because of reduced tobacco packaging shipments to Asia.

The Plastic Packaging segment had another strong quarter. Second quarter sales of $41.5 million were up about 27% from last year's second quarter sales. Excluding the impact of favorable foreign currency exchange rates, net sales were up about 15% compared to last year. EBIT for the Plastic Packaging segment increased to $4.2 million in the second quarter of 2004, up about 50% compared to the second quarter of 2003. Excluding the favorable impact of changes in currency translation rates, EBIT was up about 35% for the second quarter of 2004 compared to the second quarter of 2003. The increases in both net sales and EBIT for the Plastic Packaging segment were primarily due to the strong spring agrochemical season and the expansion of our customer base in the first half of 2004.

Corporate expenses in the second quarter were down slightly compared to the second quarter of 2003. The decrease in corporate costs was primarily due to lower 2004 costs related to long-term incentive and pension plans, partially offset by increased costs of compliance with the Sarbanes-Oxley Act.

Net interest expense for continuing operations for the second quarter of 2004 was $8.6 million, compared to $10.6 million in the second quarter of 2003. The decrease in interest expense was primarily due to the redemption of our senior subordinated notes, as well as lower overall interest rates. As I have mentioned before, we partially hedge against currency fluctuations by having local currency denominated debt on our balance sheet. When we compare the second quarter of 2004 to the second quarter of 2003 the change in currency translation rates caused interest expense to increase by about $600,000. We expect to see further reduced interest expense in the last half of the year as a result of the redemption of our high coupon senior subordinated notes.

Total debt, net of cash, at the end of the second quarter stood at about $400 million, down about $75 million over the balance at year end. Excluding the impact of changes in currency translation rates, net debt decreased approximately $95 million. The decrease in net debt is primarily a result of the redemption of our senior subordinated notes.

Capital spending for the second quarter of 2004 was $11.5 million, primarily as a result of payments on the two new plant sites in Germany. As we have mentioned, generating free cash flow is again one of our top priorities for 2004, and we will continue to monitor and judiciously allocate capital in order to meet this objective.

Now, I'll turn it back to Tom for some closing remarks.

THJ Comments

Thanks, Andy. To summarize, I am particularly pleased with the performance of our pharmaceutical and plastic packaging businesses. Investments in additional capacity in our international and branded and tobacco sectors are in place for our expected seasonally strong second half of the year. Our debt service cost is significantly lower than last year and our cash flow generation continues to be strong.

The third and fourth quarters are critical to us achieving our annual results. We are expecting improved year-over-year volumes in a number of our sectors during the second half of the year.

With respect to our outlook for the balance of the year, we are narrowing the range of our previous earnings guidance to the lower end of the range, but we are increasing our cash flow guidance.

We now expect per share earnings for the full year will be in the range of $1.10 to $1.30, a significant year-over-year increase in our income from continuing operations. Cash flow available for shareholders and debt reduction is now expected to be in the range of $40 million to $60 million, an increase from our prior guidance of $30 million to $50 million. Both estimates are before the costs and related payments on the early redemption of our senior subordinated notes.

Let me add that, the last three years have been focused upon integrating our European acquisitions, solidifying our market positions across Europe, and strengthening our balance sheet with a focus on cash generation. We feel very good about the progress made on these three objectives. Additionally, in the second half of this year, we will be focusing upon a number of strategic growth alternatives to complement our strong platform in Europe.

Now, we would be happy to take your questions.

JKM CLOSE

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com, or can be accessed by calling 888-203-1112 or 719-457-0820 (code 372903).

This concludes today's call. Thank you for participating.